Exhibit (k)(4)

Subscription Agreement

BBR ALO Fund, LLC

(the "Fund")

c/o BBR Partners, LLC

140 East 45th Street, 26th Floor

New York, New York 10017

Ladies and Gentlemen:

The undersigned (the "Subscriber") hereby acknowledges having received and read the Confidential Memorandum of the Fund (the "Memorandum") and the limited liability company agreement of the Fund, as amended and restated from time to time (the "LLC Agreement"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Memorandum.

1.	Subscription

Subject to the terms and conditions set forth in this subscription agreement (the "Subscription Agreement") and the LLC Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase shares of limited liability company interests ("Shares") of the Fund. The Subscriber agrees to contribute to the Fund cash, or, if acceptable to the Fund and BBR Partners, LLC, the Fund's investment adviser (the "Adviser" or "BBR"), in-kind securities, in an amount equal to its total investment set forth on the Subscriber Information Form (the "investment"). The investment shall be payable in a single installment, and will be held in an escrow account at UMB Bank, N.A. prior to a Closing Date and to the acceptance of this Agreement, in accordance with the Memorandum and LLC Agreement.

The Subscriber acknowledges and agrees that the execution and delivery of this Subscription Agreement by the Subscriber constitutes a binding and irrevocable offer to purchase Shares of the Fund, and an agreement to hold such offer open until it is either accepted or rejected by the Adviser in its sole discretion. The Subscriber understands that this subscription is not binding on the Adviser or the Fund until accepted by the Adviser, and may be rejected, in whole or in part, by the Adviser in its absolute discretion. In the event the subscription is rejected in its entirety, this Subscription Agreement shall have no force or effect and shall be void ab initio. Unless and until rejected by the Adviser in its entirety, this subscription shall, to the fullest extent permitted by applicable law, be binding upon and irrevocable by the Subscriber. The Subscriber acknowledges and agrees that if the subscription is accepted, in whole or in part, by the Adviser: (i) the Subscriber will, with no further action required on its part, acquire Shares in and become an Investor in the Fund; and (ii) the Subscriber will be bound by and adhere to, and shall otherwise comply with, all of the provisions, terms and obligations applicable to an Investor as set forth in the LLC Agreement and this Subscription Agreement.

2.	Representations, Warranties and Covenants

The Subscriber hereby makes the following representations, warranties and covenants to the Fund and the Adviser (together, the "Fund Parties"):

(a)          The information set forth in the accompanying Subscriber Information Form is accurate and complete in all respects as of the date hereof, and the Subscriber will immediately notify the Adviser in writing of any change in such information or if any representation or warranty made by the Subscriber in this Subscription Agreement or the Subscriber Information Form becomes inaccurate or incomplete in any respect. The Subscriber consents to the disclosure of any such information, and any other information furnished to the Fund Parties, to any governmental authority, self-regulatory organization, the Fund's service providers or, to the extent required by law, to any other person.

(b)          The Subscriber has received, carefully reviewed and understands the Memorandum and LLC Agreement. The Subscriber understands the risks of, and other considerations relating to, the purchase of Shares, including the risks set forth in the Memorandum. To the extent the Subscriber has required or desired any advice in connection with the offering of Shares or this Subscription Agreement or any assistance in understanding or evaluating an investment in the Fund, the Subscriber has engaged financial, legal, tax, accounting and other advisors, and has not expected or received any such advice or assistance from the Fund. The Subscriber and any independent advisors engaged by such Subscriber have conducted their own analysis and due diligence to the full extent they have deemed such action necessary and, based upon such independent analysis and due diligence and on the Memorandum and the LLC Agreement, the Subscriber (i) is capable of bearing the economic risk of the Subscriber's desired investment in the Fund, (ii) has made a determination to subscribe for Shares and (iii) has determined that the purchase of the Shares is a suitable investment for the Subscriber.

(c)          The Subscriber also confirms that it is a person or entity to whom the Fund may be lawfully promoted, and who may lawfully invest in the Fund, under the laws and/or rules applicable to the Subscriber in the jurisdiction(s) applicable to it. If the Subscriber is not a resident of the United States, the Subscriber understands that it is the Subscriber's responsibility to satisfy itself as to full observance of laws of any relevant territory or jurisdiction outside of the United States in connection with the offer and sale of the Shares, including obtaining any required governmental or other consents or observing any other applicable formalities. In connection with the execution of this Subscription Agreement and the purchase of Shares, the Subscriber meets all suitability standards and eligibility requirements imposed on it by applicable laws, rules and regulations.

(d)          The Subscriber is acquiring the Shares for the Subscriber's own account, does not have any contract, undertaking or arrangement with any person or entity to sell, transfer or grant a participation interest with respect to the Shares, and is not acquiring the Shares with a view to or for sale in connection with any distribution of the Shares.

(e)          The Subscriber or any advisor has had the opportunity to ask questions of and receive answers from the Adviser concerning the terms and conditions of the offering of the Fund's Shares and to obtain any additional information concerning the offering of Shares and the Fund that the Subscriber believes is necessary to verify the accuracy or completeness of the information furnished to the Subscriber regarding the Fund and the Shares, to the extent that the Adviser possesses or can acquire such information without unreasonable effort or expense.

(f)          The Subscriber (or, as applicable, its purchaser representative (as such term is defined in Rule 501(h) of Regulation D under the Securities Act of 1933, as amended (the "1933 Act")) has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks associated with an investment in the Fund and is able to bear such risks, and has obtained, in the Subscriber's judgment, sufficient information from the Adviser to evaluate the merits and risks of an investment in the Fund. The Subscriber hereby acknowledges that it has carefully reviewed and understands the fees to which the Subscriber will be subject and the risks and conflicts of interest to which the Fund is or will be subject, as described in the Memorandum and the LLC Agreement, and hereby consents to and agrees to the payment of the fees so described to the parties identified as recipients thereof. The Subscriber has evaluated the risks of an investment in the Fund, including, but not limited to, the risks associated with the Fund's investment program, understands there are substantial risks of loss incidental to the purchase of Shares and has determined that Shares are a suitable and appropriate investment for the Subscriber. The Subscriber has the financial capacity to satisfy and fully fund its investment in accordance with the terms and conditions set forth in this Subscription Agreement, the LLC Agreement and the Memorandum.

(g)          There is no legal action, suit, arbitration or other legal administrative or other governmental investigation, inquiry or proceeding (whether U.S. federal, state, local or non-U.S.) pending or, to the knowledge of the Subscriber, threatened against the Subscriber, any of the directors or partners of the Subscriber or any of its properties, assets or businesses, in each case that could have a material adverse effect on the Subscriber's ability to fund all or any amount of its investment.

(h)          The Subscriber understands that: (i) while the Fund is a newly-formed entity, it is the successor to BBR Active Equity – Long Only, LP and BBR Active Equity – Long Only (QP), LP, certain Delaware limited partnerships that were exempt from registration under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to Sections 3(c)(1) and 3(c)(7), respectively, thereof (together, the "Predecessor Funds"); (ii) the Fund will be managed in substantially the same manner, and by the same portfolio management team, as the Predecessor Funds; (iii) the Fund's investment objective and strategies will be, in all material respects, substantially identical to those of the Predecessor Funds; (iv) the past performance of each of the funds managed by the Adviser, its affiliates and principals, including, but not limited to, the Predecessor Funds, is not necessarily indicative of the future performance or profitability of the Fund or an investment therein; (v) no U.S. federal or state agency or authority has approved or disapproved the Fund's Shares, passed upon the Fund, the Memorandum (including the adequacy of the disclosure therein), the LLC Agreement, this Subscription Agreement or the Shares or made any findings or determination as to the merits or fairness of an investment in the Fund or the Shares; and (vi) the representations, warranties, covenants, undertakings and acknowledgements made by the Subscriber in, or in connection with, this Subscription Agreement, the Subscriber Information Form and the tax forms (including any self-certifications) completed by the Subscriber in connection with this subscription will be relied upon by the Fund and the Adviser (and its agents) in determining the Subscriber's eligibility as a purchaser of Shares and compliance by the Fund and the Adviser with applicable laws and, if applicable, shall survive the Subscriber's admission as an Investor in the Fund.

(i)          The Subscriber understands that the Shares have not been and will not be registered under the 1933 Act or the securities laws of any U.S. state. The Subscriber further understands that the Shares will be subject to substantial restrictions on transferability, and may not be resold. The Subscriber agrees to notify the Fund prior to any proposed transfer or other disposition of any Shares or any beneficial interest therein, and will only transfer or otherwise dispose of any Shares pursuant to the terms and conditions of the LLC Agreement, with the consent of the Adviser, if required. Notice to the Fund of any proposed transfer must include evidence satisfactory to the Fund that the proposed transfer is exempt from registration under the 1933 Act and from registration or qualification under any state securities laws, and that the proposed transferee meets any requirements imposed by the Fund with respect to investor eligibility and suitability, and must be accompanied by a properly completed Subscription Agreement. The Subscriber understands that the Fund has no intention to register the Shares under the 1933 Act or any state securities laws, and is under no obligation to assist the Subscriber in obtaining or complying with any exemption from registration. The Adviser may require that a proposed transferee furnish a legal opinion satisfactory to the Adviser and the Fund's counsel that the proposed transfer complies with the terms of the Subscription Agreement, the LLC Agreement and applicable U.S. federal, state and any other applicable securities laws. An appropriate legend evidencing such restrictions may be placed on any certificates issued representing the Shares and appropriate stop transfer instructions may be placed with respect to the Shares.

(j)          The Subscriber understands that the Fund is a relatively illiquid investment, and that Investors have no right to require the Fund to redeem its Shares. The Subscriber further understands that the Shares will not be listed on any securities exchange or traded in any public or other markets, that no market for Shares currently exists and that it is not anticipated that a market for Shares will develop; accordingly, it may not be possible for the Subscriber to liquidate its investment other than through offers made by the Fund from time to time to repurchase Shares pursuant to written tenders by Investors.

(k)          The Subscriber acknowledges that the Fund may, at any time, involuntarily repurchase an Investor's Shares at net asset value in accordance with the LLC Agreement and Section 23 of the 1940 Act, and any applicable rules thereunder.

(l)          The Subscriber is (i) an "accredited investor," as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act and/or (ii) has enough knowledge and experience in financial and business matters generally to be a "sophisticated investor" (i.e., able to evaluate the risks and merits of the investment), either alone or with a purchaser representative that is not affiliated with the Adviser. The Subscriber agrees to furnish to the Adviser any and all information that the Adviser may hereinafter request in order to determine whether or not the Subscriber is or continues to be an "accredited investor" and/or a "sophisticated investor," or to otherwise ensure compliance with applicable laws, rules or regulations. If the Subscriber is a corporation, partnership, trust or other entity: (i) it was not formed or reformed (as interpreted under the 1940 Act) for the purpose of investing in the Fund; (ii) is not investing (or planning to invest) 40% or more of its total assets in the Fund; and (iii) individual investors or participants in the Subscriber do not have any power to decide whether or not to participate, or the extent of their participation, in the Subscriber's investment in the Fund.

(m)          The Subscriber shall immediately notify the Adviser in the event that the Subscriber or, if it will not be the sole beneficial owner of its Shares, any other person that may be considered a beneficial owner of the Shares, becomes or is reasonably likely to become subject to any conviction, order, judgment, decree, suspension, expulsion or bar described in Rule 506(d) of Regulation D under the 1933 Act.

(n)          The Subscriber acknowledges that it is not subscribing for Shares as a result of or pursuant to: (i) any solicitation, advertisement, article, notice or other communication published in any newspaper, magazine or similar media outlet (including any internet site containing information about the Fund which is not password protected) or broadcast over television or radio, or (ii) any seminar or meeting whose attendees, including the Subscriber, had been invited as a result of, or pursuant to, any of the foregoing.

(o)          The Subscriber understands and agrees that the Adviser may engage in "agency cross transactions" as defined in Rule 206(3)-2 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), in which the Adviser acts as a broker for the Fund and for another person on the other side of the transaction. The Subscriber understands and agrees that the Adviser may receive commissions from, and have a potentially conflicting division of loyalties and responsibilities regarding, both parties to such agency cross transactions.

(p)          In formulating a decision to invest in the Fund, the Subscriber has not relied or acted on the basis of any representations or other information purported to be given by or on behalf of the Fund or the Adviser, except as set forth in the Memorandum, the LLC Agreement or this Subscription Agreement or otherwise furnished by the Adviser, its personnel and affiliates (it being understood that no other person has been authorized by such Fund Parties, or their respective affiliates, to furnish any such representations or other information).

(q)          If the Subscriber is a natural person, the Subscriber is qualified to become an Investor in the Fund and has all the requisite legal right, power and capacity to execute, deliver and perform its obligations under this Subscription Agreement and the LLC Agreement, grant the power of attorney described in Section 6 of this Subscription Agreement and Section 9.2 of the LLC Agreement and acquire and hold the Shares. If the Subscriber lives in a community property state in the United States, either (i) the source of the investments made by the Subscriber with respect to its investment will be the Subscriber's separate property and the Subscriber will hold the Shares as its separate property, or (ii) the Subscriber has the authority alone to bind the community property with respect to this Subscription Agreement, the LLC Agreement and all agreements contemplated hereby and thereby.

(r)          If the Subscriber is a corporation, partnership, trust (or trustee of a trust) or other entity: the Subscriber is duly organized, formed or incorporated, as the case may be, and validly existing and in good standing, under the laws of the Subscriber's jurisdiction of organization, formation or incorporation; the Subscriber is authorized and qualified to become an Investor in, and authorized to make its investments to the Fund and otherwise to comply with its obligations under the Fund's LLC Agreement; the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so, and to grant the power of attorney described in Section 6 of this Subscription Agreement and Section 9.2 of the LLC Agreement; and this Subscription Agreement has been duly executed and delivered on behalf of the Subscriber and is the valid and binding agreement of the Subscriber, enforceable against the Subscriber in accordance with its terms. In addition, such Subscriber will, upon the request of the Adviser, promptly deliver any documents, including an opinion of counsel to the Subscriber, evidencing the existence of the Subscriber, the legality of an investment in the Fund and the authority of the person executing this Subscription Agreement on behalf of the Subscriber.

(s)          If the Subscriber is a corporation, partnership, trust (or trustee of a trust) or other entity, the execution and delivery of this Subscription Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance of the Subscriber's obligations hereunder and thereunder do not and will not conflict with, or result in any violation of or default under, any provision of any certificate of incorporation, memorandum and articles of association, by-laws, trust agreement, partnership agreement or other organizational or governing instrument applicable to the Subscriber, or any agreement or other instrument to which the Subscriber is a party or by which the Subscriber or any of the Subscriber's properties are bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the Subscriber or to the Subscriber's business or properties.

(t)          (i) The Subscriber understands that: (A) the Adviser, any other Fund Party or their respective agents will ask for the Subscriber's name, address, date of birth (for individuals) and an identification number such as a taxpayer identification number; (B) the Adviser or other Fund Parties or their respective agents may ask the Subscriber to provide identifying documents, such as a passport, a driver's license, certified articles of incorporation, a government-issued business license, or a partnership or trust agreement, so that the Adviser or such other persons may verify the Subscriber's identity; and (C) the Adviser, any other Fund Party or their respective agents or affiliates may screen the Subscriber's name against various databases to verify the Subscriber's identity.

(ii) U.S. federal regulations and Executive Orders administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (these individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs). The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/ofac. In addition, the programs administered by OFAC ("OFAC Programs") prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists. The Subscriber should check the OFAC website at http://www.treas.gov/ofac before making the following representations:

(A)       The Subscriber represents and certifies that the amounts invested or otherwise contributed (or that will be invested or otherwise contributed) by it to the Fund were not, are not, and will not be directly or indirectly derived from activities that may contravene federal, state, foreign or international laws and regulations, including anti-money laundering laws and regulations.

(B)       The Subscriber represents and warrants that, to the best of its knowledge and based upon reasonable diligence and investigation, none of:

(1)       the Subscriber;

(2)       any person controlling or controlled by the Subscriber;

(3)       if the Subscriber is a privately held entity, any person having a beneficial interest in the Subscriber; or

(4)       any person for whom the Subscriber is acting as agent or nominee or trustee in connection with this investment (clauses (2) through (4) collectively, the "Related Persons"), is (i) a country, territory or person named on an OFAC list, (ii) a person prohibited under the OFAC Programs, (iii) named on a list of prohibited persons maintained under the European Union or United Kingdom Regulations (as extended to the Cayman Islands by statutory instrument), or (iv) operationally based or domiciled in a country or territory in relation to which current sanctions have been issued by the United Nations, the European Union or the United Kingdom.

(C)       The Subscriber acknowledges and agrees that any distributions to it will be paid to its account, which will be the same account from which investments and any other payments required as a condition to the Subscriber's investment in the Fund or required pursuant to the LLC Agreement will be made by the Subscriber to the Fund.

(D)       If the monies used to fund the investment in the Shares are or will be derived from, invested for the benefit of, or related in any way to, a non-U.S. banking institution (a "Foreign Bank"), the Subscriber represents and warrants to the Fund and the Adviser that the Foreign Bank:

(1)       has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities;

(2)       employs one or more individuals on a full-time basis;

(3)       maintains operating records related to its banking activities;

(4)       is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and

(5)       does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

(E)       The Subscriber represents and warrants that: (i) it is not (A) a senior foreign political figure (an "SFPF"),1 (B) an immediate family member2 of an SFPF or (C) a close associate3 of an SFPF as such terms are defined in the footnotes below; (ii) either each Related Person does not meet the criteria of clauses (A), (B) and (C) above or the Subscriber has performed enhanced due diligence on any Related Person that does meet the criteria of clauses (A), (B) and (C) above; and (iii) the Subscriber has determined that the funds being invested by the Subscriber in the Fund are not (and will not be) directly or indirectly derived from, or related to, any activities that contravene applicable laws and regulations, including anti-money laundering laws and regulations. The Subscriber further represents that neither it nor any Related Person of it is a person or entity resident in, organized under the laws of, or whose subscription funds are or will be transferred from or through an account in a non-cooperative jurisdiction.4

(F)       The Adviser is or may be required to comply with applicable anti-money laundering laws and regulations in connection with the admission of investors to the Fund. The Subscriber shall promptly on demand provide any information and execute and deliver any documents as the Adviser or its affiliates or agents may request to verify the identity and source of funds of the Subscriber in accordance with applicable legal and regulatory requirements relating to anti-money laundering. No part of the funds used by the Subscriber to make investments or other payments to the Fund or to fund all or any part of its investment has been, is, or will be, directly or indirectly derived from, or related to, any activities that contravene applicable laws and regulations, including anti-money laundering laws and regulations.

(G)       The Subscriber hereby acknowledges and understands that if any resident of the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct, money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (2017 Revision) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) to a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (2017 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

1	A "senior foreign political figure" is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a "senior foreign political figure" includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

2	"Immediate family" of a senior foreign political figure typically includes the figure's parents, siblings, spouse, children and in-laws.

3	A "close associate" of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure.

4	"Non-cooperative jurisdiction" means any foreign country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures, or is named in a public statement as a jurisdiction with strategic anti-money laundering and countering the financing of terrorism deficiencies, by an intergovernmental group or organization of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

(H)       The Subscriber represents that neither it nor any Related Person of it is resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury, pursuant to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the regulations promulgated thereunder, as warranting special measures due to money laundering concerns.

(I)       The Subscriber undertakes to provide satisfactory evidence of its identity within a reasonable time (in each case to be determined at the discretion of the Adviser) as may be requested by or on behalf of the Adviser to ensure compliance with the Money Laundering Regulations 2007 (of the United Kingdom), as amended, and warrants that this information shall be true and accurate in all respects.

(J)       The Subscriber represents that neither it nor any Related Person of it is a person or entity subject to any sanctions program administered by the U.S. Department of State under the Comprehensive Iran Sanctions, Accountability and Divestment Act or similar statutes.

(K)       If the Subscriber or the Beneficial Holder (if applicable) is a European person or firm that is subject to local law implementing the EU Money Laundering Directives or is established or based in a non-EU jurisdiction (other than the United States) and subject to anti-money laundering laws or regulations (any of the foregoing, "applicable AML Regulations"), the Subscriber represents and warrants that each of it and any Beneficial Holder is aware of the obligations imposed on it by applicable AML Regulations and is and shall remain in compliance with its obligations thereunder.

(L)       The Subscriber represents that neither it nor any Related Person of it is a person or entity otherwise prohibited from investing in the Fund pursuant to applicable U.S. anti-money laundering, anti-terrorism and asset control laws, regulations, rules or orders.

(iii)       The Subscriber agrees to notify the Adviser immediately in writing should the Subscriber become aware of any change in the information set forth in these representations. The Subscriber acknowledges that, by law, the Fund or the Adviser on its behalf may be obligated to "freeze the account" of such Subscriber, either by prohibiting additional investments from the Subscriber, suspending the payment of distribution proceeds, and/or segregating the assets in the account in compliance with governmental regulations, and the Fund may also be required to report such action and to disclose the Subscriber's identity to OFAC or other governmental or regulatory authorities. The Subscriber further acknowledges that the Adviser may, by written notice to the Subscriber, suspend the payment of distribution proceeds to such Subscriber or take such other actions as are permitted by the LLC Agreement if the Adviser reasonably deems it necessary or appropriate to do so to comply with anti-money laundering regulations applicable to the Fund and any of the Fund's other service providers.

(iv)       If the Subscriber is an entity, the Subscriber has carried out reasonable and appropriate investor identification procedures with regard to all persons having beneficial ownership of the Subscriber, and such procedures are sufficient to give the Subscriber a reasonable basis to believe that the representations and warranties set forth above with respect to anti-money laundering matters are accurate and complete in all respects.

(v)       The Subscriber understands and acknowledges that the Fund is, or may in the future become, subject to money laundering statutes, regulations and conventions of the United States or other international jurisdictions, and the Subscriber agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Adviser or any other agent thereof or of the Fund, for the purpose of: (i) carrying out due diligence with respect to the verification of identity of (A) the Subscriber, (B) any underlying beneficial or equity owners of the Subscriber or (C) any investors, partners, members, directors, officers, beneficiaries, grantors or affiliates of the Subscriber or any underlying beneficial and/or equity owners of any such persons, as applicable, including, but not limited to, completion of a Certification of Beneficial Owners of Entity Investors Form or other customer due diligence form; (ii) maintaining records of identities, or verifications or certifications of identities, of the Subscriber, underlying beneficial or equity owners of the Subscriber or any investors, partners, Investors, directors, officers, beneficiaries, grantors or affiliates of the Subscriber or any underlying beneficial or equity owners of any such persons; or (iii) taking such other actions as the Adviser or any agent thereof determines to be necessary or appropriate in order to comply with any applicable money laundering laws, rules or regulations that are applicable to the Fund. The Subscriber further agrees that neither the Adviser nor any of its affiliates shall have any liability to the Subscriber for any loss or liability that the Subscriber may suffer to the extent that it arises out of, or in connection with, compliance by the Adviser or its affiliates in good faith with the requirements of applicable anti-money laundering and anti-terrorism laws or regulations.

(u)          The Subscriber consents to the provision by the Adviser and its affiliates of services or products to, and the receipt of compensation for those services and products from, the Fund to the extent consistent with applicable law.

(v)          The Subscriber hereby agrees to: (i) provide any form, certification or other document or information, and take any other action, reasonably requested by and acceptable to the Adviser, any other Fund Party or any of their affiliates or agents that is necessary for the Fund (A) to prevent withholding or qualify for a reduced rate of withholding or backup withholding in any jurisdiction from or through which the Fund receives payments or (B) to satisfy reporting or other obligations imposed by any U.S. or non-U.S. taxing authority; (ii) update or replace such form, certification or other document or information in accordance with its terms or subsequent amendments; and (iii) otherwise comply with, and take any and all actions reasonably necessary or appropriate to ensure that the Fund, the Adviser and their affiliates otherwise comply with, any reporting obligations or information disclosure requirements imposed by the United States or any other jurisdiction, including any information or documentation (or verification thereof) the Adviser deems necessary or appropriate to comply with any requirement imposed by the Code, including Sections 1471–1474 thereof, and any U.S. Department of Treasury Regulations, forms, instructions or other guidance issued pursuant thereto in order to reduce or eliminate withholding taxes and any reporting obligations that may be imposed by future legislation. The Subscriber agrees that if, and to the extent that, the Fund is required to make any payment, withholding or deduction as a consequence of the Subscriber failing to comply in a timely manner with the requirement(s) set forth in the preceding sentence, the Fund shall be entitled to, at the discretion of the Adviser, specially allocate such expense to the Subscriber, or require the involuntary repurchase of all or any portion of such Subscriber's Shares. In addition, the Adviser shall at any time and from time to time be entitled to determine that the Fund shall not make payment of all or a portion of any distribution payable to the Subscriber if the Fund is or may be required under applicable laws or as a consequence of any arrangement between the Fund and any government division or department to withhold any payments as a consequence of the Subscriber failing to comply in a timely manner with the requirements set forth in this paragraph. The Subscriber acknowledges and agrees that, if the Fund is required to pay federal, state, local or other taxes with respect to the Subscriber, the Fund may retain or withhold the amounts so paid from distributions otherwise payable to the Subscriber or require the Subscriber to reimburse the Fund for all or any portion of such amounts. The Subscriber agrees to reimburse the Fund for any such amounts within a reasonable time after a request therefor by the Adviser. The Subscriber hereby certifies under penalties of perjury that the following information set forth in the Subscriber Information Form and applicable tax form is true and correct in all respects: (i) the Subscriber's home address, if an individual, or business address, if an entity and (ii) whether the Subscriber is a "United States person" for U.S. federal income tax purposes (as defined in the Subscriber Information Form). The Subscriber understands and agrees that the tax representations and taxpayer I.D. number along with the current revisions of IRS Forms W-8 and W-9 and any further self-certifications, as applicable, are provided under penalty of perjury and may be disclosed to the IRS or another taxing authority by the Fund and that any false statement thereof could be punished by fine, imprisonment or both.

(w)          The Subscriber understands and agrees that the Adviser, to the fullest extent permitted by applicable law and in accordance with the Memorandum, may allow or cause the Fund to enter into and engage in transactions involving actual or potential conflicts of interest. The Adviser will review transactions involving actual or potential material conflicts of interest and take such steps as it may deem necessary or appropriate to ensure that the terms of such transactions are fair and reasonable to the Fund under the circumstances.

(x)          All legal and tax advice, registrations, declarations or filings with, or licenses, approvals or authorizations of, any legislative body, governmental department or other governmental authority in any jurisdiction, necessary or appropriate in connection with the Subscriber's investment in the Fund, have been obtained or complied with by the Subscriber.

(y)          The Subscriber is aware of the restrictions imposed by U.S. federal securities laws on a person possessing material non-public information about a public company.

(z)          If the Subscriber is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code), the Subscriber understands that an investment in the Fund may generate income effectively connected with a U.S. trade or business within the meaning of Section 864(b) of the Code.

(aa)          The Subscriber understands that the Fund has or intends to: (i) register as a closed-end management investment company under the 1940 Act; and (ii) elect to be treated, and operate in a manner so as to continuously qualify thereafter, as a "regulated investment company" under the Code, for U.S. federal income tax purposes. The Subscriber will be required to furnish certain information to the Fund as required under Treasury Regulations Section 1.852-6(a) and other regulations. If the Subscriber is unable or refuses to provide such information directly to the Fund, the Subscriber understands that it will be required to include additional information on its income tax return as provided in Treasury Regulation Section 1.852-7.

3.	ERISA Status of Subscriber

The Subscriber hereby makes the following representations, warranties and covenants to the Adviser and its affiliates:

(a)          Except as otherwise disclosed in the Subscriber Information Form, the Subscriber is not (i) an "employee benefit plan" as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is subject to the provisions of Title I of ERISA, (ii) an individual retirement account or annuity or other "plan" that is subject to the prohibited transaction provisions of Section 4975 of the Code, or (iii) a fund of funds, an insurance company separate account or an insurance company general account or another entity or account (such as a group trust), in each case whose underlying assets are considered under the U.S. Department of Labor's regulations promulgated under ERISA at 29 C.F.R. Section 2510.3-101, et seq., as modified by Section 3(42) of ERISA (the "Plan Assets Regulation"), to include "plan assets" by operation of the Plan Assets Regulation ("Plan Assets") of any "employee benefit plan" subject to ERISA or a "plan" subject to Section 4975 of the Code (each referred to as a "Benefit Plan Investor"). If the Subscriber is not currently a Benefit Plan Investor, but later becomes a Benefit Plan Investor while it is an Investor, the Subscriber agrees to immediately notify the Adviser of such change in writing and include in the notification the maximum percentage of the Subscriber's equity interests that are held, or will be held, by Benefit Plan Investors. The Subscriber also agrees to notify the Adviser immediately in writing if there is any change in the percentage of the Subscriber's assets that are treated as "plan assets" for purposes of the Plan Assets Regulation.

(b)          Except as otherwise disclosed in the Subscriber Information Form, the Subscriber is not (i) a "governmental plan" within the meaning of Section 3(32) of ERISA or Section 414(d) of the Code (a "Governmental Plan Investor"), (ii) a "church plan" within the meaning of Section 3(33) of ERISA or Section 414(e) of the Code (a "Church Plan Investor"), or (iii) a retirement, pension, or other similar plan or arrangement that is not subject to ERISA, the Code or other similar U.S. laws (a "Foreign Plan Investor"). If the Subscriber is a Governmental Plan Investor, Church Plan Investor or Foreign Plan Investor, it acknowledges that non-U.S., federal, state or local laws or regulations governing the investment and management of the assets of such Subscriber may contain fiduciary and/or prohibited transaction requirements similar to those under ERISA and the Code and may include other limitations on permissible investments. The Person executing this Agreement on behalf of the Governmental Plan Investor, Church Plan Investor or Foreign Plan Investor, as applicable, represents and warrants to and for the benefit of the Fund Parties that an investment in the Fund (A) is permissible under the federal, state, local and/or non-U.S. laws or regulations governing the investment and management of the assets of such Governmental Plan Investor, Church Plan Investor, or Foreign Plan Investor, as applicable, (B) complies in all respects with applicable law, (C) has been duly authorized under, and conforms in all respects to, the documents governing the Subscriber, and (D) will not cause the assets of the Fund to be subject to any such Similar Law.

(c)          If the Subscriber is (i) a Benefit Plan Investor, (ii) a Governmental Plan Investor, (iii) a Church Plan Investor, (iv) a Foreign Plan Investor or (iv) other retirement plan or arrangement (collectively, "Plans" or each, a "Plan"), the Subscriber hereby makes the following representations, warranties and covenants:

(i)	The Plan is not a participant-directed defined contribution plan, unless each participant directing an investment in the Fund is (A) an "accredited investor," as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act, and/or (B) a "sophisticated investor";

(ii)	The Person(s) responsible for the investment decision (the "Fiduciary") is a "fiduciary" within the meaning of Section 3(21) of ERISA, Section 4975(e)(3) of the Code, or Similar Laws, with respect to such Plan, is authorized to make such an investment decision, and has determined that, in view of such considerations, the purchase of Shares is consistent with the Fiduciary's responsibility under, and not prohibited by, ERISA, Section 4975 of the Code or Similar Laws. The Fiduciary represents and warrants that it has been informed of and understands the Fund's investment objectives, policies and strategies and that the decision to invest such Plan's assets in the Shares was made with appropriate consideration of relevant investment factors with regard to such Plan and is consistent with any applicable duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA, the Code or Similar Law. The Fiduciary has considered the following with respect to the Plan's investment in the Fund:

A.	the role such investment or investment course of action plays in that portion of the Plan's portfolio that the Fiduciary manages;

B.	whether the investment or investment course of action is reasonably designed as part of that portion of the Plan's portfolio managed by the Fiduciary to further the purposes of the Plan, taking into account both the risk of loss and the opportunity for gain that could result therefrom; opportunity for gain that could result therefrom;

C.	the composition of that portion of the portfolio that the Fiduciary manages with regard to diversification;

D.	the liquidity and current rate of return of that portion of the Plan's portfolio managed by the Fiduciary relative to its anticipated cash flow requirements;

E.	the projected return of that portion of the portfolio managed by the Fiduciary relative to the Plan's funding objectives;

F.	the risks associated with an investment in the Fund, including the limited liquidity of Shares; and

G.	whether the investment is permitted in the Plan's governing documents.

(iii)	The Fiduciary: (A) is responsible for the decision to invest in the Fund; (B) is independent of the Adviser and its respective affiliates; (C) is qualified to make such investment decision and has, to the extent it deems necessary, consulted its own investment advisors and legal counsel regarding the investment in the Fund; and (D) in making its decision to subscribe for Shares, has not relied on any advice or recommendation of the Adviser, the Fund or any of their respective partners, members, managers, employees, stockholders, officers, directors, trustees, agents, representatives or affiliates.

(iv)	If the Fiduciary is subject to Title I of ERISA, the Fiduciary understands and represents that (A) its copy of this Subscription Agreement is the Subscriber's indicia of ownership of the Fund's Shares for purposes of Section 403(a) of ERISA and (B) a copy of this Subscription Agreement will be held in trust by the Benefit Plan Investor's trustee;

(v)	The Fiduciary has been informed about the risks, structure and operation of the Fund's fees and expenses, and acknowledges that the Adviser's compensation payable by the Fund will not include any incentive-based fees or allocations; and

(vi)	No discretionary authority or control was exercised by the Fund Parties or any of their respective partners, members, managers, employees, stockholders, officers, directors, trustees, agents, representatives or affiliates in connection with the subscription for Shares by the Plan. No investment advice was rendered to the Plan by the Fund Parties or any of their respective partners, members, managers, employees, stockholders, officers, directors, trustees, agents, representatives or affiliates, and no advice or recommendations of the foregoing entities were relied upon by the Plan or the Fiduciary, in connection with the subscription for Shares by the Plan.

(d)          If the Subscriber is investing assets on behalf of an individual retirement account ("IRA"), the Subscriber (i.e., such individual and the IRA) acknowledges, confirms and agrees that (i) the Subscriber has, at all relevant times will have and solely is responsible for maintaining sufficient funds in such IRA to fulfill any and all investments or other capital contributions or payment obligations required as a condition to the Subscriber's investment in the Fund or required pursuant to the LLC Agreement, as well as any additional obligations or liabilities that may arise in connection with such investment in the Fund, and (ii) the Fund will not be in a position to comply with requests for additional information (including valuations) made by custodians of IRAs. The Subscriber agrees not to hold the Fund, the Adviser or any of their respective partners, members, managers, employees, stockholders, officers, directors, trustees, agents, representatives or affiliates responsible for any of the foregoing. The Subscriber understands that it will have no right to require the Fund to redeem its Shares, even if such action is required for the Subscriber to satisfy the IRS' minimum distribution rules applicable to IRAs under the Code.

(e)          If the Subscriber is a Benefit Plan Investor, the Subscriber acknowledges that:

(i)	none of the Fund, the Adviser or any of their respective affiliates is acting as an impartial advisor or fiduciary (including under ERISA, as applicable) with respect to the Subscriber's decision to subscribe for or hold Shares; and

(ii)	as described in the Memorandum, the Adviser has a financial interest in the Subscriber's investment in the Fund on account of the fees that the Adviser expects to receive from the Fund.

The Fiduciary causing the Subscriber to subscribe for Shares represents, warrants, and covenants that, on each date on which the Subscriber holds Shares, in its fiduciary and individual capacity that:

(i)	It has determined that the purchase and holding of Shares by the Subscriber is an arm's length transaction related to an investment in securities or other investment property;

(ii)	It is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including, without limitation, with respect to the decision to subscribe for Shares or to continue the investment in the Fund), and has made an independent determination that the terms of the Memorandum, the LLC Agreement and this Subscription Agreement are prudent and in the best interests of the Subscriber;

(iii)	It acknowledges that the Fund, the Adviser and their respective affiliates are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity (including under ERISA, as applicable), in connection with the Subscriber's investment, and it acknowledges having been advised by the Adviser of the nature of its financial interest in the offering and sale of any Shares, including in the Subscriber's investment, on account of the compensation the Adviser expects to receive from the Fund, as disclosed in the Memorandum;

(iv)	It is a fiduciary under: (A) ERISA, (B) the Code, or (C) both ERISA and the Code, with regard to the transactions entered into by the Subscriber, and is responsible for exercising independent judgment in evaluating such transactions; and

(v)	It is not paying any fee or other compensation to the Fund or its affiliates for the provision of investment advice in connection with any transaction contemplated hereunder.

4.	Indemnification

The Subscriber understands the meaning and legal consequences of the representations, warranties, agreements, covenants, and confirmations set out above. To the maximum extent permitted by applicable law, the Subscriber agrees to indemnify and hold harmless the Fund, the Adviser, their respective officers, employees, directors, trustees, managers, attorneys, agents (to the extent such agent is designated as an agent for this purpose in the Adviser's discretion), stockholders, members, partners or affiliates, any other person who serves at the request of the Adviser on behalf of the Fund or the Adviser as an officer, employee, director, trustee, manager, attorney, agent, member or partner of any other entities, and each other person that controls, is controlled by, or is under common control with, any of the foregoing within the meaning of Section 15 of the 1933 Act (each, an "Indemnified Party"), from and against any and all losses, claims, damages, expenses and liabilities relating to or arising out of (i) any breach of any representation, warranty or certification, or any breach of or failure to comply with any covenant or undertaking, made by or on behalf of the Subscriber in this Subscription Agreement (including the Subscriber Information Form, applicable tax forms and any other further self-certification(s)), the LLC Agreement or in any other document furnished by the Subscriber to any of the foregoing in connection with acquiring the Shares or (ii) any action instituted by or on behalf of the Subscriber against an Indemnified Party that is finally resolved by judgment against the Subscriber or in favor of an Indemnified Party. The remedies provided in this section shall be cumulative and shall not preclude the assertion by any Indemnified Party of any other rights, including under the LLC Agreement, or the seeking of any other remedies against the Subscriber. To the extent that any Indemnified Party is not a party to this Subscription Agreement and is therefore unable to enforce directly the provisions of this provision, the Subscriber acknowledges and agrees that the Adviser shall be authorized and entitled to enforce the provisions of this Indemnification provision directly as trustee or agent on behalf of such person. The Adviser may also make, execute, record and file on its own behalf and on behalf of the Fund or any other Fund Party all instruments and other documents (including one or more deed polls in favor of categories of Indemnified Parties and/or one or more separate indemnification agreements between the Fund and individual Indemnified Parties) that the Adviser deems necessary or appropriate in order to extend the benefits of the provisions of this provision to the Indemnified Parties; provided that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Indemnification provision except as otherwise may be required by applicable law. Notwithstanding the foregoing, nothing contained in this Subscription Agreement shall relieve (nor is intended to relieve) an Indemnified Party of any liability to the extent (and only to the extent) such liability may not be waived, modified or limited under applicable law (including liability under certain U.S. securities laws which, under certain circumstances, may impose liability even on persons acting in good faith).

5.	Miscellaneous

(a)          The Subscriber agrees that neither this Subscription Agreement, nor any of the Subscriber's rights or interest herein or hereunder, is transferable or assignable by the Subscriber, and further agrees that the transfer or assignment of any Shares acquired pursuant hereto shall be made only in accordance with the provisions hereof, the LLC Agreement and all applicable laws.

(b)          This Subscription Agreement shall: (i) be binding upon the Subscriber and its heirs, estates, executors, administrators and other personal or legal representatives, successors and permitted assigns and shall inure to the benefit of the Fund, the Adviser and their respective successors and assigns; (ii) survive the acceptance and admission of the Subscriber as an Investor; and (iii) if the Subscriber consists of more than one person, be the joint and several obligation of each such person and each such person's heirs, estates, executors, administrators and other personal or legal representatives, successors and permitted assigns. All of the representations, warranties, covenants, agreements and confirmations set forth herein and in the Subscriber Information Form shall survive the acceptance of the subscription made herein and the issuance of any Shares.

(c)          The Subscriber hereby acknowledges and agrees that each time it makes an investment or any other payment to the Fund, it shall be deemed to have reaffirmed, remade, restated and reacknowledged all agreements, acknowledgements, representations, warranties, covenants and other obligations set forth in this Subscription Agreement, the Subscriber Information Form and the tax forms completed by the Subscriber in connection with this investment as if made at such time.

(d)          This Subscription Agreement together with the Subscriber Information Form, the LLC Agreement and the Memorandum, as applicable, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior or contemporaneous agreements, arrangements and understandings, written or oral, between the parties regarding the same.

(e)          Within no more than ten (10) days after receipt of a written request therefor from the Adviser or the Fund, the Subscriber agrees to provide or deliver such information and documents as may be reasonably requested by the Fund or the Adviser from time to time. The Subscriber further agrees to notify the Adviser promptly in writing should any of the representations, warranties, agreements or certifications made by the Subscriber in this Subscription Agreement, the Subscriber Information Form or the applicable tax forms become inaccurate or incomplete in any respect at any time or if there should be any change in any of the information and documents provided by the Subscriber to any of the Adviser or the Fund.

(f)          The Subscriber agrees to provide the Adviser with the following: (i) a valid and duly executed IRS Form W-9 or applicable Form W-8 (the current revision), with this Subscription Agreement, and promptly upon a subsequent reasonable request by the Fund or its Manager; and (ii) prompt notice upon any change in the information provided on such form.

(g)          The Subscriber authorizes and consents to the Adviser drawing the Subscriber's investment for Shares from its account.

(h)          The Subscriber hereby acknowledges that it has received of a copy of the Adviser's Form ADV Part 2A at the time of or prior to the acceptance of the subscription hereby.

(i)          The Subscriber hereby agrees and provides the Subscriber's consent and authorization for the Fund, the Adviser and their respective affiliates and agents to electronically deliver Investment Communications (defined below). Actual use of electronic delivery of Investment Communications will depend on the Adviser's policies. As used in this Subscription Agreement, "Investment Communications" means: all current and future account statements; any documents relating to the Fund or an investment in the Fund (including any and all amendments or supplements to such documents); notices, including privacy notices, letters or other communications to Investors; financial statements; offers made by the Fund to repurchase Shares pursuant to written tenders; and regulatory communications and other information, documents, data and records regarding the Subscriber's investment in the Fund. Electronic delivery by the Fund, the Adviser and their respective affiliates and agents includes e-mail delivery as well as electronically making such information available to the Subscriber on a secure website (as described below). It is the

Subscriber's affirmative obligation to notify the Adviser promptly in writing if the Subscriber's e-mail address changes at any time. The Subscriber may elect to revoke or restrict its consent to electronic delivery of Investment Communications at any time by notifying the Adviser in writing, of the Subscriber's election to do so. The Fund, the Adviser and their respective affiliates and agents shall not be liable for any interception of Investment Communications. Subscriber acknowledges and agrees that copies of Investment Communications also may be sent to Subscriber's interested parties or representatives, including such interested parties or representatives that may be added from time to time by you or your BBR financial advisor.

(j)          The Subscriber acknowledges that, upon acceptance of this Subscription Agreement, the Adviser may, to the extent it has not done so already, provide a password and other information to the Subscriber necessary for the Subscriber to access to a secure website through which information regarding the Fund and the Subscriber's investment may be provided on a confidential basis. The Subscriber agrees to refrain from sharing the password or other information necessary to access the website with anyone other than authorized personnel of the Subscriber or investment advisors, consultants or similar professionals retained by the Subscriber and authorized to access the website on its behalf.

(k)          The Subscriber consents to receive Form 1099s from the Fund electronically via e-mail, the internet, or another electronic reporting medium in lieu of paper copies. The Adviser will send the Subscriber an e-mail when a Form 1099 is available. The subject line of any e-mail notifying the Subscriber that a Form 1099 is available will state, "IMPORTANT TAX RETURN DOCUMENT AVAILABLE." To the extent that a Form 1099 is furnished electronically via the secure website, such Form will be available through at least December 31st of the year following the year to which such Form relates, or six months after the Form is electronically furnished, whichever is later.

(l)          The Subscriber understands and acknowledges the Subscriber's investment in the Fund shall be subject to the terms and conditions of this Subscription Agreement and the LLC Agreement in such final forms as shall be executed by the parties thereto, and as the same may be amended from time to time in accordance with their respective terms.

(m)          If the Subscriber is acting as agent, trustee, nominee, custodian, investment manager, administrator or otherwise (for such purpose, each an "Investor Representative") for a person (such person, the "Beneficial Holder"), the Investor Representative understands, acknowledges and agrees that the representations, warranties and covenants made herein are made by the Investor Representative (i) with respect to the Beneficial Holder and (ii) except as the context otherwise requires, with respect to the Investor Representative. The Investor Representative represents and warrants that it has all requisite power and authority from the Beneficial Holder to execute and perform the obligations under this Subscription Agreement, the LLC Agreement and all other documents relating to the Fund. The Investor Representative also agrees to indemnify the Fund, the Adviser and any of their respective partners, members, managers, employees, stockholders, officers, directors, trustees, agents, representatives or affiliates from and against any and all costs, fees and expenses (including legal fees and disbursements) incurred by any such persons and resulting from the Investor Representative's misrepresentation or misstatement contained herein or the assertion of the Investor Representative's lack of proper authorization from the Beneficial Holder to enter into this Subscription Agreement or perform the obligations hereof or related hereto. If the Subscriber is acting as Investor Representative for a Beneficial Holder, the Investor Representative acknowledges that any reference to "Subscriber" herein shall be deemed, where applicable, to refer to both the Investor Representative and the Beneficial Holder.

(n)          This Subscription Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one agreement.

(o)          If any provision of this Subscription Agreement is invalid or unenforceable under applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision of this Subscription Agreement which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions of this Subscription Agreement, and to this extent the provisions of this Subscription Agreement shall be severable.

(p)          The Subscriber represents and warrants that it has not altered or otherwise revised this Subscription Agreement in any manner from the version initially received by the Subscriber from the Adviser. The Subscriber acknowledges that it participated in, or had the meaningful opportunity to participate in, the negotiations and drafting of this Subscription Agreement. In the event an ambiguity or question of intent or interpretation arises, this Subscription Agreement shall be construed to be the product of meaningful negotiations between the Adviser and the Subscriber and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Subscription Agreement.

(q)          If the Subscriber has any immunity of any kind from liability, from suit, from enforcement or is otherwise legally immune in respect of any of its obligations under this Subscription Agreement or LLC Agreement, to the fullest extent permitted by applicable law, the Subscriber hereby absolutely, irrevocably and unconditionally waives (and agrees not to assert) any such immunity .

6.	Power of Attorney

The Subscriber hereby confirms the power of attorney granted in Section 9.2 of the LLC Agreement as if such power of attorney were set forth in full herein. The Subscriber is fully aware that the Subscriber has granted this power of attorney, and that the Adviser and each Investor will rely on the effectiveness of such powers in concluding that the Subscriber is bound by, and subject to, the LLC Agreement. The Subscriber agrees to execute such other documents as the Adviser may reasonably request in order to give effect to the intention and purposes of the power of attorney contemplated by and granted in Section 9.2 of the LLC Agreement and this Section 6. To the extent that the power of attorney granted or purported to be granted by the Subscriber to the Adviser in the LLC Agreement and this Subscription Agreement is or is otherwise deemed to be unenforceable or inapplicable with respect to the Subscriber, then the Subscriber shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver to the Adviser all such other agreements, certificates, instruments and documents, as the Adviser may reasonably request in order to carry out the intent and accomplish the purposes of the LLC Agreement, this Subscription Agreement and the consummation of the transactions contemplated hereby and thereby.

7.	Confidentiality

The Subscriber acknowledges and agrees that (i) it has received and will in the future receive confidential information, including, without limitation, portfolio positions, valuations, information regarding investments and potential investments, financial information and trade secrets (the "Confidential Information"), (ii) such Confidential Information may be proprietary in nature and non-public, (iii) disclosure of such Confidential Information to third parties is not in the best interest of any of the Fund Parties or the Investors and (iv) disclosure of such Confidential Information would cause substantial harm and damages to the Fund, the Adviser or their respective affiliates. The Subscriber represents and warrants that, except as disclosed to the Adviser in writing, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas administrative proceedings or FOIA, or any comparable laws or regulations of any US or non-US jurisdiction) requiring the Subscriber to disclose (on receipt of a request to do so or otherwise) any information relating to the Fund or the Subscriber's investment in the Fund. The Subscriber hereby represents and warrants that, except as previously disclosed in writing to the Adviser, it has taken all actions and obtained all consents necessary to enable it to comply with any confidentiality provisions of the LLC Agreement. The Subscriber hereby agrees to maintain any Confidential Information provided to it in the strictest confidence and not to disclose or cause to be disclosed any Confidential Information to any person or third party or use any Confidential Information, except in connection with the Subscriber's investment in the Fund, or as otherwise required by any regulatory authority, law or regulation, or by any legal process. Any information provided to a person at the direction or request of the Subscriber shall be treated for purposes hereof and for purposes of the LLC Agreement as instead having been provided to such person by the Subscriber, and such deemed disclosure by the Subscriber shall be subject to all of the limitations and other provisions hereunder and in the LLC Agreement relating to Confidential Information. The Subscriber has not reproduced, duplicated or delivered Confidential Information to any third party, except as expressly authorized by the Adviser. Notwithstanding the foregoing, the Subscriber (and each employee, representative or other agent of the Subscriber) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Subscriber relating to such tax treatment and tax structure.

8.	Legal Representation

The Subscriber understands that, in connection with the formation of the Fund, the offering of Shares and subsequent advice to the Fund, the Adviser or certain of their respective affiliates, legal counsel to such persons do not represent the Subscriber or any other Investors, and no independent counsel has been or will be retained by the Fund or the Adviser to represent the interests of the Subscriber or any other Investor (or Investors as group).

9.	Notices

Any notice required or permitted to be given to the Subscriber in relation to the Fund shall be sent to the e-mail address or address of the Primary Contact specified in the Subscriber Information Form accompanying this Subscription Agreement or to such other e-mail addresses or addresses as the Subscriber's Primary Contact designates by written notice received by the Adviser.

10.	Governing Law; Jurisdiction

This Subscription Agreement shall be governed by and construed under the laws of the State of Delaware without regard to any conflict of law principles. The Subscriber irrevocably and unconditionally: (i) submits to the nonexclusive jurisdiction of the Court of Chancery of the State of Delaware for New Castle County, unless said court does not have subject matter jurisdiction, then in such appropriate U.S. federal or state court located in the State of Delaware, and any appellate court from any thereof, in any claim, action or proceeding arising out of or in connection with this Subscription Agreement, or for recognition or enforcement of any judgment; (ii) agrees and consents that service of process as provided by the laws of the State of Delaware may be made upon the Subscriber in any such suit, action or proceeding brought in any of said courts, and that the Subscriber may not claim that any such suit, action or proceeding has been brought in an inconvenient forum; and (iii) agrees that nothing herein shall affect any right that the Adviser (or any of its lenders, if applicable) or any of its respective affiliates may otherwise have to bring any suit, action or proceeding relating to this Subscription Agreement, the LLC Agreement or the Memorandum against the Subscriber or its properties in the courts of any jurisdiction. Unless otherwise agreed to in writing by the Adviser, EACH PARTY HERETO HEREBY (1) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING ANY RIGHT TO A JURY TRIAL, IN CONNECTION WITH ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST THE ADVISER, THE FUND OR THEIR RESPECTIVE PARTNERS, MEMBERS,

MANAGERS, EMPLOYEES, OFFICERS, DIRECTORS, TRUSTEES, stockholders, AGENTS, representatives OR AFFILIATES IN THEIR CAPACITY AS SUCH OR IN ANY RELATED CAPACITY, IN ANY WAY RELATING TO THE FUND, THIS SUBSCRIPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE LLC AGREEMENT, THE MEMORANDUM OR ANY OTHER OFFERING MATERIALS, AND (2) AGREES TO THE ARBITRATION PROVISIONS SET FORTH IN SECTION 9.6 OF THE LLC AGREEMENT.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

SIGNATURE PAGE

Execution of this Subscription Agreement via this Signature Page (i) evidences the Subscriber's agreement to (i) be bound by and adhere to all the terms and provisions of this Subscription Agreement and the LLC Agreement, (ii) invest in the Fund in the amount set forth in the accompanying Subscriber Information Form and (iii) be admitted as an Investor in the Fund, and (ii) shall authorize the Adviser, as attorney-in-fact and agent on the Subscriber's behalf and in such Subscriber's name, place and stead, to execute, acknowledge, deliver and attach a counterpart signature page to the LLC Agreement. The Subscriber confirms that the information contained in the Subscriber Information Form is complete and accurate and will notify the Adviser immediately of any change occurring prior to the acceptance of its subscription.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Subscription Agreement as a deed.

Execution Date

INDIVIDUALS:	ENTITIES:

Name of Subscriber	Name of Subscribing Entity
(Please type or print clearly)	(Please type or print clearly)

Signature of Subscriber	Signature of Authorized Signatory

Signature of Joint Subscriber	Name of Authorized Signatory
(if purchasing jointly)	(Please type or print clearly)

Capacity of Authorized Signatory